SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 19, 1996
(Date of earliest event reported)

INTERNET COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)



Colorado                   0-19578                 84-1095516
(State of incorporation) (Commission file number) (IRS Employer
                                                   Identification
                                                   No.)

7100 E. Belleview Ave., Suite 201, Englewood, CO    80202
(Address of principal executive offices)          (Zip Code)

(303) 770-7600
(Registrant's telephone number)

Not Applicable
(Former name and address)

     Item 1.  Changes in Control of Registrant
                       -and-
     Item 2.  Acquisition or Disposition of Assets

On September 19, 1996, Internet Acquisition One, Inc. ("Merger Sub"), a wholly owned subsidiary of Internet Communications Corporation ("Internet"), was merged (the "Merger") into Interwest Communications C.S. Corporation ("Interwest"). Interwest was the surviving corporation of the Merger and became a wholly owned subsidiary of Internet as a result of the Merger. The sole shareholder of Interwest before the Merger, Interwest Group, Inc. ("Group"), received 2,306,541 shares of stock of Internet in the Merger, representing approximately 49% of the outstanding shares of stock of Internet on the date of closing. The number of shares received by Group in the Merger was determined by arms length negotiations between Internet and Group. Interwest is engaged in the sale, installation, maintenance and service of telephone equipment and other telecommunications hardware, software, and other specialty low-voltage systems.

Internet has previously reported in a Form 8-K filed June 6, 1996 that in May 1996 Internet issued a promissory note to Group for $900,000, which note under certain circumstances may be converted into 300,000 shares of stock of Internet.

Group is controlled by Philip F. Anschutz. Following the Merger, three of Group's affiliates, Robert L. Smith, John M. Couzens and Craig D. Slater, were elected to Internet's Board of Directors, which increased in size from five to eight persons. Group is the single largest shareholder of Internet; consequently, the Merger may have constituted a change in control of Internet.

Additional information concerning the Merger is contained in the Registrant's definitive Proxy Statement filed with the Securities and Exchange Commission on August 12, 1996, File Number 0-19578, which is incorporated by reference as Exhibit 99.1 to this Current Report.

       Item 7.  Financial Statements and Exhibits

a. Financial Statements of Businesses Acquired. The financial statements of the business acquired will be filed by amendment to this Current Report within 60 days after the date hereof.

b.  Pro Forma Financial Information

    The required pro forma information will be filed by amendment to this Current Report within 60 days after the date hereof.

c.  Exhibits

Exhibit No  Description

99.1 Proxy Statement describing the Merger, with Amended and Restated Acquisition Agreement dated May 29, 1996. The Registrant hereby incorporates by reference Registrant's definitive Proxy Statement, File Number 0-19578, filed with the Securities and Exchange Commission on August 12, 1996.


SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 1996          INTERNET COMMUNICATIONS CORPORATION

                               By:  /s/ Benjamin T. Kelly
                                        Benjamin T. Kelly
                                        Treasurer